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                                                                   EXHIBIT 99.1


PSYCHIATRIC SOLUTIONS, INC.
PSI


CONTACT:
Brent Turner
Vice President, Treasurer and
Investor Relations
(615) 312-5700

         PSYCHIATRIC SOLUTIONS SIGNS DEFINITIVE STOCK PURCHASE AGREEMENT
               TO ACQUIRE 20 INPATIENT PSYCHIATRIC FACILITIES FROM
                             ARDENT HEALTH SERVICES

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                $560 MILLION ACQUISITION OF 2,000 BEDS WILL MAKE
          PSI COUNTRY'S LARGEST PROVIDER OF INPATIENT PSYCHIATRIC CARE

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       INCREASES 2005 EARNINGS GUIDANCE AND ESTABLISHES GUIDANCE FOR 2006

FRANKLIN, Tenn. (March 10, 2005) - Psychiatric Solutions, Inc. ("PSI") (NASDAQ:
PSYS) announced today the signing of a definitive stock purchase agreement to acquire 20 inpatient psychiatric facilities from Ardent Health Services. The facilities produced revenues of approximately $300 million for 2004 and have a total of approximately 2,000 inpatient beds, which would raise the PSI's total beds to more than 6,000. The purchase price for the facilities is $560 million, of which $500 million is to be paid in cash and $60 million in PSI common stock. PSI has received a commitment from Citigroup regarding the financing of the cash portion of the acquisition price. Consummation of the transaction, which is anticipated in the second quarter of 2005, is subject to customary closing conditions, including receipt of regulatory approvals. PSI expects the transaction to be accretive to its financial results for 2005.

         Joey Jacobs, PSI's Chairman, President and Chief Executive Officer, remarked, "Our agreement with Ardent represents a tremendous step forward for PSI, because this acquisition will establish PSI as the clear leader of the inpatient behavioral health care sector and the largest provider of inpatient psychiatric care in the country. In addition to gaining 20 strong inpatient psychiatric facilities that complement our existing facility network and take us into eight new states, we are pleased to be joining forces with the outstanding teams of skilled professionals who operate these facilities. The acquisition furthers our vision of building an organization of experienced professionals committed to providing the highest quality inpatient psychiatric care, as we continue to expand to meet the country's growing need for these services and leverage substantial economies of scale and expertise to become the most productive and efficient provider in the market.

         "We remain dedicated to this vision and will continue to work towards its full realization through the ongoing implementation of our proven strategies for organic growth. In addition, while we understand from extensive experience the attention required to integrate these facilities successfully, we will continue to evaluate additional accretive transactions in an industry that remains highly fragmented."

         PSI today increased its guidance for earnings per diluted share for 2005 to a range of $1.57 to $1.62 from the previous range of $1.43 to $1.50. This guidance assumes the completion of this transaction in early May and does not include the impact of an expected charge of approximately $7 million in the first quarter of 2005 related to the early retirement of $50 million of the Company's


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PSYS Announces Definitive Agreement
Page 2
March 10, 2005
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senior subordinated notes or of the expected adoption of FASB Statement No. 123R in the third quarter of 2005. In addition, this guidance does not include any impact from additional future acquisitions. PSI also today established its guidance for earnings per diluted share for 2006 in a range of $1.97 to $2.05.

         PSI will hold a conference call to discuss this release tomorrow at 10:00 a.m. Eastern time. Participants will have the opportunity to listen to the conference call over the Internet by going to www.psysolutions.com and clicking Investor Relations or by going to www.streetevents.com or www.fulldisclosure.com. Participants are encouraged to go to the selected web sites at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on April 11, 2005.

         The shares of PSI common stock to be issued in connection with the acquisition have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of PSI's common stock in any state of which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. PSI's business and operations are subject to a variety of risks and uncertainties that might cause actual results to differ materially from those projected by any forward-looking statements. Factors that could cause such differences include, but are not limited to: (1) PSI's ability to complete the acquisition of 20 impatient psychiatric facilities from Ardent Health Services; (2) potential competition which alters or impedes PSI's acquisition strategy by decreasing PSI's ability to acquire additional inpatient facilities on favorable terms; (3) the ability of PSI to improve the operations of acquired inpatient facilities, including the inpatient facilities to be acquired from Ardent Heath Services;
(4) the ability to maintain favorable and continuing relationships with physicians who use PSI's facilities; (5) the ability to receive timely additional financing on terms acceptable to PSI to fund PSI's acquisition strategy and capital expenditure needs; (6) risks inherent to the health care industry, including the impact of unforeseen changes in regulation, reimbursement rates from federal and state health care programs or managed care companies and exposure to claims and legal actions by patients and others; and
(7) potential difficulties in integrating the operations of PSI with recently acquired operations, including the inpatient facilities to be acquired from Ardent Heath Services. The forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI's filings with the Securities and Exchange Commission, including the factors listed in Amendment No. 1 to PSI's Registration Statement on Form S-3 filed on December 14, 2004, under the caption "Risk Factors." PSI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof.

         Psychiatric Solutions, Inc. offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 34 owned or leased freestanding psychiatric inpatient facilities with more than 4,000 beds. The Company also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.


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